Exhibit 10.2

FRESH VINE WINE, INC.
Restricted Stock Agreement

(Employee Inducement Grant)

This Restricted Stock Agreement (the “Agreement”) is made effective as of May 25, 2023 by and between Fresh Vine Wine, Inc., a Nevada corporation (the “Company”), and Hitesh Dheri (“Employee”).

Background

A. The Company has adopted the Fresh Vine Wine, Inc. 2021 Equity Incentive Plan (as the same shall have been amended from time to time in accordance with the terms thereof, the “Plan”), to increase stockholder value and to advance the interests of the Company by furnishing a variety of economic incentives (“Incentives”) designed to attract, retain and motivate employees, certain key consultants and directors of the Company.

B. The Company intends to grant shares of restricted stock to Employee as an inducement material to Employee entering into employment with the Company, pursuant to Section 711(a) of the NYSE American LLC Company Guide (the “Inducement Grant”).

C. The Company intends that the Inducement Grant will be granted outside of the Plan and will not reduce the share reserve of the Plan, but the Inducement Grant will otherwise be subject to the terms of the Plan as if it had been granted under the Plan.

D. The independent compensation committee (the “Committee”) of the Board of Directors of the Company (the “Board”), and/or at least majority of the Company’s independent directors believes that entering into this Agreement with Employee is consistent with the stated purposes for which the Plan was adopted and has approved the Inducement Grant.

E. The Company desires to grant restricted stock to Employee, and Employee desires to accept such restricted stock, on the terms and conditions set forth herein and in the Plan, other than the limits contained in Section 5 of the Plan, which will not apply.

Agreement

NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the parties hereto agree as follows:

1. Grant of Stock. Subject to the terms and provisions of this Agreement and the Plan, the Company hereby grants to Employee One Hundred Ninety-six Thousand Four Hundred Sixty-three (196,463) shares of common stock, par value $0.001 per share, of the Company (such shares are referred to hereinafter as the “Shares”). Upon the execution of this Agreement, the Shares shall be registered on the books of the Company, and the Company shall cause the transfer agent and registrar of its common stock to issue one or more certificates in Employee’s name evidencing the Shares (each a “Stock Certificate”). Employee shall immediately thereafter deposit with the Company (and, if required by the Company, a stock power duly endorsed in blank in the form provided by the Company), each Stock Certificate to be held by the Company until such time as the restrictions set forth herein and under the Plan have lapsed pursuant to paragraph 4 of this Agreement. The Stock Certificate(s) shall bear a legend in substantially the following form:

The transferability of this certificate and the shares of common stock represented by it are subject to the terms and conditions (including conditions of forfeiture) contained in the 2021 Equity Incentive Plan (the “Plan”) of Fresh Vine Wine, Inc. (the “Company”), and an agreement entered into between the registered owner and the Company. A copy of the Plan and the agreement is on file in the office of the secretary of the Company.

At the Company’s election, Shares may be held in book entry form subject to a restricted stock legend (and corresponding stop transfer instructions) until restrictions relating to the Shares have lapsed.

2. Rights of Employee. Upon the execution of this Agreement and issuance of the Shares, Employee shall become a stockholder with respect to the Shares and shall have all of the rights of a stockholder with respect to the Shares, including the right to vote the Shares and to receive all dividends and other distributions paid with respect to the Shares; provided, however, that the Shares shall be subject to the restrictions set forth in paragraph 3 of this Agreement.

Notwithstanding the preceding paragraph, the Board or the Committee may, in its discretion, instruct the Company to withhold any stock dividends or stock splits issued on or with respect to Shares that are subject to the restrictions provided for in paragraph 3 of this Agreement, which stock dividends or splits shall also be subject to the restrictions provided for in paragraph 3 of this Agreement.

3. Restrictions. Employee agrees that, in addition to the restrictions set forth in the Plan (other than the limits contained in Section 5 of the Plan, which will not apply), at all times prior to the lapse of such restrictions pursuant to paragraph 4 hereof:

(a) Employee shall not sell, transfer, pledge, hypothecate or otherwise encumber the Shares; and

(b) In the event that Employee ceases to be employed by or engaged as a consultant to the Company (for any reason or no reason, and regardless of whether ceasing to be an employee or consultant is voluntary or involuntary on the part of Employee), then, subject to paragraphs 4 and 5 hereof, Employee shall, for no consideration, forfeit and transfer to the Company all of the Shares that remain subject to the restrictions set forth in this paragraph 3.

4. Lapse of Restrictions. Subject to Section 10.13 of the Plan, and except as may otherwise be provided in a written agreement between Employee and the Company, the restrictions set forth in paragraph 3 shall lapse with respect to the Shares as set forth in the following schedule:

No. of Shares	Date of Lapse
49,116	August 25, 2023
49,116	November 25, 2023
49,116	February 25, 2024
49,115	May 25, 2024

Upon request of Employee at any time after the date that the restrictions set forth in paragraph 3 of this Agreement have lapsed with respect to any of the Shares, and such Shares have become vested, free and clear of all restrictions, except as provided in the Plan, the Company shall remove any restrictive notations placed on the books of the Company and the Stock Certificate(s) in connection with such restrictions.

5. No Right to Continuation of Employment or Corporate Assets. Nothing contained in this Agreement shall be deemed to grant Employee any right to continue in the employ of the Company for any period of time or to any right to continue his or her present or any other rate of compensation, nor shall this Agreement be construed as giving Employee, Employee’s beneficiaries or any other person any equity or interests of any kind in the assets of the Company or creating a trust of any kind or a fiduciary relationship of any kind between the Company and any such person.

6. Withholding of Tax. To the extent that the receipt of the Shares or the lapse of any restrictions thereon results in income to Employee for federal or state income tax purposes, Employee shall deliver to the Company at the time of such receipt or lapse, as the case may be, such amount of money as the Company may require to meet its withholding obligation under applicable tax laws or regulations, and, if Employee fails to do so, the Company may elect to take such actions permitted under the Plan. Notwithstanding the forgoing, Employee may satisfy this obligation in whole or in part by electing to forfeit and have the Company withhold from the Shares, shares of common stock having a value up to the minimum amount of withholding taxes required to be collected on the transaction, in accordance with the Plan.

7.  Section 83(b) Election. Employee understands that Employee shall be responsible for his or her own federal, state, local or foreign tax liability and any of his other tax consequences that may arise as a result of transactions in the Shares. Employee shall rely solely on the determinations of Employee’s tax advisors or Employee’s own determinations, and not on any statements or representations by the Company or any of its agents, with regard to all such tax matters. Employee understands that Section 83 of the Internal Revenue Code of 1986, as amended, (the “Code”) taxes as ordinary income the difference between the amount paid for the Shares and the fair market value of the Shares as of the date any restrictions on the Shares lapse. Employee understands that Employee may elect to be taxed at the time the Shares are received rather than when and as the restrictions on the Shares lapse or expire by filing an election under Section 83(b) of the Code with the Internal Revenue Service within 30 days from the date of the acquisition. If Employee files an election under Section 83(b) of the Code, such election shall contain all information required under the applicable treasury regulation(s) and Employee shall deliver a copy of such election to the Company contemporaneously with filing such election with the Internal Revenue Service. EMPLOYEE ACKNOWLEDGES THAT IT IS EMPLOYEE’S SOLE RESPONSIBILITY AND NOT THE COMPANY’S TO FILE TIMELY THE ELECTION UNDER SECTION 83(B) OF THE CODE, EVEN IF EMPLOYEE REQUESTS THAT THE COMPANY OR ITS REPRESENTATIVES MAKE THIS FILING ON EMPLOYEE’S BEHALF.

8. Securities Law Matters. Employee acknowledges that the Shares may have not been registered under the Securities Act of 1933 or the Blue Sky laws of any state (collectively, the “Securities Acts”). If such Shares have not been so registered, Employee acknowledges and understands that the Company is under no obligation to register, under the Securities Acts, the Shares or to assist him or her in complying with any exemption from such registration if he or she should at a later date wish to dispose of the Shares. Employee acknowledges that if not then registered under the Securities Acts, the Shares shall bear a customary 1933 Act restricted legend restricting the transferability thereof.

9. Employee Representations. Employee hereby represents and warrants that Employee has reviewed with his or her own tax advisors the federal, state, and local tax consequences of the transactions contemplated by this Agreement. Employee is relying solely on such advisors and not on any statements or representation of the Company or any of its agents. Employee understands that he or she will be solely responsible for any tax liability that may result to him or her as a result of the transactions contemplated by this Agreement.

10. The Plan; Administration. The Shares are governed by the terms of the Plan (other than the limits contained in Section 5 of the Plan, which will not apply) as if this Inducement Grant had been granted under the Plan, which the terms of which incorporated herein by reference. The Board and/or the Committee shall have the sole and complete discretion with respect to all matters reserved to it by the Plan and decisions of the Board and/or the Committee with respect thereto and to this Agreement shall be final and binding upon the Employee. In the event of any conflict between the terms and conditions of this Agreement and the Plan, the provisions of the Plan shall govern and control. By the execution of this Agreement, Employee acknowledges receipt of a copy of the Plan.

11. General.

(a) Any notice required to be delivered to the Company under this Agreement shall be in writing and addressed to the Chief Financial Officer of the Company at the Company’s principal corporate offices. Any notice required to be delivered to Employee under this Agreement shall be in writing and addressed to Employee at Employee’s address as shown in the records of the Company. Either party may designate another address in writing (or by such other method approved by the Company) from time to time.

(b) This Agreement may be amended only by a written agreement executed by the Company and Employee.

(c) This Agreement and the Plan (other than the limits contained in Section 5 of the Plan, which will not apply) embody the entire agreement made between the parties hereto with respect to matters covered herein and shall not be modified except in accordance with paragraph 10(b) of this Agreement.

(d) Nothing herein expressed or implied is intended or shall be construed as conferring upon or giving to any person, firm, or corporation other than the parties hereto, any rights or benefits under or by reason of this Agreement.

(e) Each party hereto agrees to execute such further documents as may be necessary or desirable to effect the purposes of this Agreement.

(f) This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which shall be constitute but one in the same agreement. Delivery of an executed counterpart of a signature page by facsimile or other means of electronic transmission utilizing reasonable image scan technology (or DocuSign technology) shall be as effective as delivery of a manually executed counterpart of this Agreement.

(g) If the parties should have a dispute arising out of, or relating to, this Agreement or the parties’ respective rights and duties hereunder, then the parties will resolve such dispute in the following manner: (i) any party may at any time deliver to the others a written dispute notice setting forth a brief description of the issue for which such notice initiates the dispute resolution mechanism contemplated by this Section 10(g); (ii) during the 30-day period following the delivery of the notice described in this Section 10(g) above, the parties will refer the issue (to the exclusion of a court of law) to final and binding arbitration in Minnesota in accordance with the then existing rules (the “Rules”) of the American Arbitration Association (“AAA”), and judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof; provided, that the law applicable to any controversy shall be the laws of the state of Nevada, regardless of principles of conflicts of laws. In any arbitration pursuant to this Agreement, (1) discovery shall be allowed and governed by the Rules, and (2) the award or decision shall be rendered by a single arbitrator who shall be appointed by mutual agreement of the Company and Employee. In the event of failure of the parties subject to the dispute to agree within 30 days after the commencement of the arbitration proceeding upon the appointment of the single arbitrator, the single arbitrator shall be appointed by the AAA in accordance with the Rules. Upon the completion of the selection of the single arbitrator, an award or decision shall be rendered within no more than 30 days. Failure of the arbitrator to meet the time limits of this subsection will not be a basis for challenging the award. The arbitrator will not have the authority to award punitive damages to either party. Each party will bear its own expenses, but the parties will share equally the expenses of the arbitrator. The arbitrator may elect to award attorneys’ fees and other related costs payable by the losing party to the successful party. This Agreement will be enforceable, and any arbitration award will be final and non-appealable, and judgment thereon may be entered in any court of competent jurisdiction.

THE PARTIES HERETO HEREBY WAIVE TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS AGREEMENT, THE RELATED DOCUMENTS OR THE RELATIONSHIP ESTABLISHED UNDER THIS AGREEMENT.

(h) This Agreement, in its interpretation and effect, shall be governed by the laws of the State of Nevada, without regard to its conflicts-of-law principles; provided that if the jurisdiction of incorporation of the Company is a jurisdiction other than Nevada, then this Agreement shall instead be governed by the laws of the jurisdiction of incorporation of the Company, without regard to its conflicts-of-law principles. The venue for any action relating to this Agreement shall be the federal or state courts located in Minneapolis, Minnesota, to which venue each party hereby submits.

Signature Page follows.

IN WITNESS WHEREOF, the parties have executed this Restricted Stock Agreement to be effective as of the date first set forth above.

EMPLOYEE:

/s/ Hitesh Dheri
Hitesh Dheri

FRESH VINE WINE, INC.:

By:	/s/ Roger Cockroft
Name:	Roger Cockroft
Title:	Chief Executive Officer

Signature Page – Restricted Stock Agreement